UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 24, 2006

CARREKER CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	0-24201	75-1622836
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation or Organization)		Identification No.)

4055 VALLEY VIEW LANE
DALLAS, TEXAS		75244
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (972) 458-1981

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

On March 24, 2006, Carreker Corporation (the “Company”) entered into a Board Representation Agreement (the “Board Representation Agreement”) with Prescott Group Capital Management, L.L.C. (“Prescott Capital”), Prescott Group Aggressive Small Cap, L.P., Prescott Group Aggressive Small Cap II, L.P., Prescott Group Mid Cap, L.P., Prescott Group Aggressive Mid Cap, L.P., Phil Frohlich and Jeffrey D. Watkins (Prescott Capital and such other persons are referred to as the “Prescott Parties”).

The Prescott Parties (other than Mr. Watkins) have filed a Schedule 13D and two amendments thereto with the Securities and Exchange Commission disclosing ownership of 1,826,909 shares of the Company’s common stock, representing approximately 7.4% of the total outstanding shares.

Under the Board Representation Agreement, the Board of Directors elected Jeffrey D. Watkins, the President of Prescott Capital, as a director of the Company to fill the vacancy created by the resignation of Keith W. Hughes as a Class III Director of the Company.  The term of the directorship to which Mr. Watkins was elected will end at the 2007 annual meeting of stockholders.  Mr. Watkins has the same rights and duties and the same compensation, indemnification and insurance as other non-employee directors of the Company, except that the indemnification rights will not apply to actions brought by Prescott Capital or its affiliates.  If the beneficial ownership of common stock of the Company held by the Prescott Parties falls below one percent, Mr. Watkins is required to tender his resignation as a director, subject to acceptance by the Board.

The Board Representation Agreement includes confidentiality provisions under which Mr. Watkins will be allowed to disclose non-public information regarding the Company acquired by him as a director to the other Prescott Parties, to the extent consistent with his fiduciary duties to the Company and the federal securities laws, although the Prescott Parties are required to maintain the confidentiality of any such non-public information disclosed to them and to comply with federal securities laws with respect thereto and the Company’s Insider Trading Policy.

The Board Representation Agreement includes several agreements by the Prescott Parties that last until the earlier of the 90th day after the Company’s 2007 annual meeting of stockholders or October 31, 2007.  These include:

•                  a limitation on the aggregate beneficial ownership of stock of the Company held by the Prescott Parties to 15% of the Company’s outstanding shares of common stock;

•                  a restriction on disposition of shares beneficially owned by the Prescott Parties to persons known by them to hold 3% or more of the Company’s common stock;

•                  restrictions on participation by the Prescott Parties in proxy solicitations with respect to the election of directors of the Company, the calling of special meetings of stockholders, the making of stockholder proposals or director nominations, the making of demands to inspect the Company’s records and efforts to seek control of the management, policies, business, operations or affairs of the Company; and

•                  restrictions on participating in the making of tender offers for the Company’s securities, the filing or amendment of Schedule 13D’s with respect to the Company (except as necessary to reflect the Board Representation Agreement and under other specified circumstances), and proposals for sales of substantial assets, mergers, business combinations, recapitalizations, restructurings or other extraordinary transactions by the Company.

The foregoing restrictions contain appropriate exceptions for Mr. Watkins’ activities and role as a director of the Company.

The Board Representation Agreement also provides for the withdrawal by the Prescott Parties of their pending inspection demand and a stockholder proposal and contemplates cooperation with respect to public announcements about the Company by either the Prescott Parties or the Company.

The foregoing description is qualified in its entirely by reference to the full text of the Board Representation Agreement filed as Exhibit 10.1 hereto, which is incorporated herein by reference.

Item 5.02                                             Departure of Directors or Principal Officers; Election of Directors:  Appointment of Principal Officers.

On March 24, 2006, following an evaluation of his candidacy by the Governance and Nominating Committee in accordance with the criteria set forth in the Company’s Corporate Governance Guidelines and its recommendation of him for election to the Board, Jeffrey D. Watkins was elected as a director of the Company to fill the vacancy created by the resignation of Keith W. Hughes as a Class III Director.  The term of the directorship to which Mr. Watkins was elected will end at the 2007 annual meeting of stockholders.  Mr. Watkins was elected to that position pursuant to a Board Representation Agreement between the Company and the Prescott Parties.

Mr. Watkins is currently President of Prescott Group Capital Management, LLC, a registered investment advisor, and serves as the co-manager of the Prescott Tradition Fund, L.P. and Prescott Mid Cap, L.P. Mr. Watkins also serves as a director of ALR Holdings, a Bermuda based reinsurance company. Prior to joining Prescott in July 2001, Mr. Watkins served for eighteen years as a portfolio manager for Capital Advisors, Inc., a registered investment advisor.

The terms of the Board Representation Agreement are summarized in Item 1.01 above, and the Board Representation Agreement is filed as Exhibit 10.1 hereto.  Both the description in Item 1.01 and the full text of the Board Representation Agreement are incorporated herein by reference.  The description in this Item 5.02 and the description in Item 1.01 are qualified in their entirely by reference to the full text of Exhibit 10.1.

It is not known at this time whether Mr. Watkins will be appointed to any committees of the Board of Directors.

Item 9.01  Financial Statements and Exhibits.

(d)                                 Exhibits

Exhibit Number	Description

10.1	Board Representation Agreement dated March 24, 2006 by and among the Company and the Prescott Parties

99.1	Press Release of the Company dated March 27, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 27, 2006

CARREKER CORPORATION

	By:	/s/ JOHN S. DAVIS
John S. Davis
Executive Vice President and General
Counsel